Exhibit 99.1

IAC REPORTS Q3 RESULTS

IAC declares quarterly cash dividend of $0.12 per share

 NEW YORK— November 3, 2011—IAC (Nasdaq: IACI) released third quarter 2011 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q3 2011	Q3 2010	Growth
Revenue	$516.9	$413.0	25%

Operating Income Before Amortization	74.2	57.0	30%
Adjusted Net Income	54.7	35.5	54%
Adjusted EPS	0.56	0.33	71%

Operating Income	46.7	37.7	24%
Net Income	65.0	17.5	271%
GAAP Diluted EPS	0.69	0.16	321%

See reconciliation of GAAP to non-GAAP measures beginning on page 10.

•           Revenue and Operating Income Before Amortization grew at a strong double digit pace for the 7th consecutive quarter.   Excluding the effects of the Meetic transaction and the planned exit from our direct sponsored listings business, Operating Income Before Amortization grew 48% to $84.6 million.

•           Free Cash Flow for the nine months ended September 30, 2011 was $242.2 million, up 34% over the prior year, while cash flow from operating activities attributable to continuing operations was $269.6 million, up 30% over the prior year.

•           IAC repurchased 3.6 million shares of common stock between July 23, 2011 and October 28, 2011 at an average price of $38.77 per share, or $139.0 million in aggregate.

•            IAC declares quarterly cash dividend of $0.12 per share.

“I think it’s an outdated and somewhat inane concept that high growth companies shouldn’t pay dividends,” said IAC’s Chairman and Senior Executive, Barry Diller.  “We’ve been growing our earnings consistently, have substantially no debt, and large reserves of cash.  We should be and are committed to investing in our businesses wherever prudent, and returning a portion of the balance to our shareholders, in continued opportunistic purchases of the stock (we’ve bought in 42% of the Company’s shares over the last 3 years) and now, in paying a quarterly dividend.”

•           The Meetic transaction had a number of effects which impacted net income and GAAP EPS and some of which also impacted Adjusted Net Income and Adjusted EPS.  The net impact of these effects were:

•                  Net income and GAAP EPS benefited by $25.2 million and $0.27 per share, respectively, inclusive of certain tax effects described on page 4; and

•                  Adjusted Net Income and Adjusted EPS were negatively impacted by $6.7 million and $0.07 per share, respectively.

•            The planned exit from our direct sponsored listings business negatively impacted net income and GAAP EPS by $3.3 million and $0.04 per share, respectively, and Adjusted Net Income and Adjusted EPS by $3.0 million and $0.03 per share, respectively.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q3 2011	Q3 2010	Growth
	$ in millions
Revenue
Search	$273.3	$205.1	33%
Match	132.3	106.2	25%
ServiceMagic	55.1	48.4	14%
Media & Other	56.4	54.0	4%
Intercompany Elimination	(0.2)	(0.7)	68%
	$516.9	$413.0	25%
Operating Income Before Amortization
Search	$45.8	$29.3	57%
Match	40.2	39.4	2%
ServiceMagic	7.4	6.7	11%
Media & Other	(3.2)	(2.2)	-49%
Corporate	(16.1)	(16.1)	0%
	$74.2	$57.0	30%
Operating Income (Loss)
Search	$45.0	$28.9	56%
Match	36.7	38.1	-4%
ServiceMagic	7.0	6.2	13%
Media & Other	(3.7)	(2.8)	-32%
Corporate	(38.3)	(32.7)	-17%
	$46.7	$37.7	24%

Search

Search includes Mindspark, our digital consumer products business consisting of our B2C operations, through which we develop, market and distribute downloadable applications, and our B2B operations, which provide customized browser-based applications for software and media companies; destination websites, including Ask.com and Dictionary.com, through which we provide search and additional services; and CityGrid Media, an online media company that aggregates and integrates local content and ads and distributes them to publishers across web and mobile platforms.

Search revenue reflects strong growth from Mindspark’s B2B operations and destination websites as well as growth from Mindspark’s B2C operations and CityGrid Media.  The revenue growth in B2B was driven by increased contribution from both existing and new partners. The increase in B2C revenue was driven primarily by new products launched since the year ago period.  The revenue growth in destination websites reflects increased and more efficient marketing efforts as well as improved monetization. The increase in revenue at CityGrid Media primarily reflects growth from existing resellers and increased display advertising.  Profits were favorably impacted by higher revenue and operating expense leverage, partially offset by higher cost of acquisition as a percentage of revenue and the write-off of $4.9 million in capitalized software costs associated with the planned exit from our direct sponsored listings business.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Match

Core(1) revenue increased 15% to $102.5 million driven by increases in subscribers.  Developing(2) revenue increased 8% to $18.7 million primarily due to revenue from OkCupid, which was not in the year ago period, partially offset by lower subscription revenue from Singlesnet as we continued to reduce the marketing of this service.  Core and Developing revenue collectively increased by 14% to $121.2 million.  Meetic(3), consolidated beginning September 1, 2011, had revenue of $11.1 million which was negatively impacted by the write-off of $9.6 million of deferred revenue in connection with its acquisition.

Operating Income Before Amortization, excluding Meetic’s results and the associated $2.5 million in transaction fees, increased by 16% to $45.8 million.  Operating Income Before Amortization was favorably impacted by higher revenue and lower customer acquisition costs as a percentage of revenue, partially offset by higher operating expense as a percentage of revenue.  Losses at Meetic were the result of the write-off of $9.6 million of deferred revenue.  Operating income in 2011 reflects an increase of $1.9 million in amortization of intangibles and $0.4 million in non-cash compensation expense, both due to the Meetic acquisition.

ServiceMagic

ServiceMagic revenue benefited from growth in both its domestic and international operations.  Domestically, revenue growth reflects a 9% increase in accepted service requests, which was driven by a 15% increase in service requests.  ServiceMagic International revenue growth reflects a 44% increase in accepted service requests, which was driven by a 43% increase in service requests and a 33% increase in service professionals.  Profits were favorably impacted by the higher overall revenue and reduced losses internationally, partially offset by higher domestic marketing expense as a percentage of revenue.

Media & Other

Media & Other includes Electus, CollegeHumor, Notional, Vimeo, Pronto, Shoebuy, Proust and Hatch Labs.  The increase in revenue primarily reflects growth at Shoebuy, Electus, Vimeo and CollegeHumor, partially offset by a decline at Pronto.  Losses reflect lower revenue at Pronto, increased operating expenses at Electus, and Hatch Labs start up costs, which were not in the year ago period.  Operating loss in 2010 included losses related to The Daily Beast, which, following the formation of the joint venture with Harman Newsweek on January 31, 2011, has been accounted for as an equity method investment.

Note 1:        Match Core consists of Match.com in the United States, Chemistry.com and People Media.

Note 2:        Match Developing consists of OkCupid, Singlesnet, mobile-only products and non-Meetic international operations.

Note 3:        Meetic consists of the publicly traded personals company Meetic S.A., which operates principally in Europe.

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Corporate

Operating loss in 2011 was impacted by an increase in non-cash compensation expense of $5.6 million, which is primarily due to the expense related to equity grants issued subsequent to the third quarter of 2010, the reassessment made in the fourth quarter of 2010 of the number of performance based restricted stock units that will ultimately vest and the acceleration of certain equity awards during the third quarter of 2011.

OTHER ITEMS

Equity in losses of unconsolidated affiliates in Q3 2011 includes a loss of $11.7 million related to marking down the carrying value of our previous 27% investment in Meetic to fair value (i.e., the tender offer price of €15.00 per share) upon achieving control.  Equity in losses of unconsolidated affiliates in Q3 2011 also includes the losses from our investment in The Newsweek/Daily Beast Company partially offset by earnings from our investment in Meetic through August 31, 2011.  Other income in Q3 2011 includes a foreign currency exchange gain of $3.3 million related to the funds that were held in escrow for the Meetic tender offer.

In Q3 2011, there was an income tax benefit of $32.0 million for continuing operations despite pre-tax income of $36.0 million. The Q3 2011 income tax benefit reflects the reversal of a previously established deferred tax liability of $43.6 million associated with our investment in Meetic, partially offset by the nondeductible mark-to-market loss on our investment in Meetic of $11.7 million.  The effective tax rate for Adjusted Net Income in Q3 2011 was 28%. The effective tax rate for Adjusted Net Income in Q3 2011 was lower than the statutory rate of 35% due principally to foreign income taxed at lower rates, partially offset by state taxes.  The effective tax rates for continuing operations and Adjusted Net Income in Q3 2010 were 41% and 37%, respectively.  The effective tax rate for continuing operations was higher than the statutory rate of 35% due principally to state taxes and interest on tax reserves, partially offset by the reversal of a valuation allowance on the deferred tax asset related to an unconsolidated affiliate and foreign income taxed at lower rates.  The effective tax rate for Adjusted Net Income was higher than the statutory rate of 35% due principally to state taxes, partially offset by the reversal of a valuation allowance on the deferred tax asset related to an unconsolidated affiliate.

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LIQUIDITY AND CAPITAL RESOURCES

During Q3 2011, IAC repurchased 6.0 million common shares at an average price of $38.41 per share.  As of September 30, 2011, IAC had 82.0 million common and class B common shares outstanding.  IAC may purchase shares over an indefinite period of time on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.  As of October 28, 2011, the Company had 11.4 million shares remaining in its stock repurchase authorization.

IAC’s Board of Directors declared a regular quarterly cash dividend of $0.12 per share of common and Class B common stock outstanding to be paid to stockholders of record as of the close of business on November 15, 2011, with a payment date of December 1, 2011.  Future declarations of dividends are subject to the determination of IAC’s Board of Directors. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $9.8 million.

As of September 30, 2011, IAC had $865.0 million in cash, cash equivalents and marketable securities and $95.8 million in long-term debt.

OPERATING METRICS

	Q3 2011	Q3 2010	Growth

SEARCH
Revenue by traffic source (a)
Proprietary	72%	69%
Network	28%	31%

MATCH
Paid Subscribers (000s)
Core	1,660	1,484	12%
Developing	291	334	-13%
Meetic	797	—	NM
Total Paid Subscribers	2,748	1,818	51%

SERVICEMAGIC
Domestic Service Requests (000s) (b)	1,727	1,506	15%
Domestic Accepts (000s) (c)	2,232	2,043	9%

International Service Requests (000s) (b)	178	124	43%
International Accepts (000s) (c)	201	140	44%

(a)	Proprietary includes B2C operations and destination websites. Network includes B2B operations, distributed search and sponsored listings.
(b)	Fully completed and submitted customer service requests on ServiceMagic.
(c)	The number of times service requests are accepted by service professionals. A service request can be transmitted to and accepted by more than one service professional.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	10/28/11	Dilution at:

Share Price			$41.04	$45.00	$50.00	$55.00	$60.00

Absolute Shares as of 10/28/11	82.0		82.0	82.0	82.0	82.0	82.0

RSUs and Other	6.0		5.9	5.8	5.6	5.4	5.3
Options	11.7	$24.29	4.8	5.4	6.0	6.5	7.0
Warrants	18.3	$28.07	5.8	6.9	8.0	9.0	9.7

Total Dilution			16.5	18.0	19.6	21.0	22.0
% Dilution			16.8%	18.0%	19.3%	20.3%	21.2%
Total Diluted Shares Outstanding			98.6	100.1	101.7	103.0	104.1

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q3 financial results on Thursday, November 3, 2011 at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenue	$516,884	$412,966	$1,462,501	$1,185,388
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	188,642	147,933	542,832	419,720
Selling and marketing expense	153,296	118,800	426,764	367,487
General and administrative expense	84,628	74,757	241,472	223,638
Product development expense	21,556	16,892	56,558	46,053
Depreciation	17,484	14,598	43,373	47,016
Amortization of intangibles	4,538	2,302	9,195	10,232
Total costs and expenses	470,144	375,282	1,320,194	1,114,146

Operating income	46,740	37,684	142,307	71,242

Equity in losses of unconsolidated affiliates	(15,078)	(547)	(25,677)	(27,162)
Other income, net	4,308	819	10,697	6,158
Earnings from continuing operations before income taxes	35,970	37,956	127,327	50,238
Income tax benefit (provision)	32,003	(15,516)	6,444	(26,974)
Earnings from continuing operations	67,973	22,440	133,771	23,264
Loss from discontinued operations, net of tax	(3,922)	(4,795)	(8,358)	(12,108)
Net earnings	64,051	17,645	125,413	11,156
Net loss (earnings) attributable to noncontrolling interests	922	(136)	54	1,239
Net earnings attributable to IAC shareholders	$64,973	$17,509	$125,467	$12,395

Per share information attributable to IAC shareholders:
Basic earnings per share from continuing operations	$0.81	$0.22	$1.52	$0.22
Diluted earnings per share from continuing operations	$0.73	$0.21	$1.41	$0.22

Basic earnings per share	$0.77	$0.17	$1.43	$0.11
Diluted earnings per share	$0.69	$0.16	$1.32	$0.11

Non-cash compensation expense by function:
Cost of revenue	$1,449	$1,113	$3,682	$3,065
Selling and marketing expense	1,241	889	3,476	2,843
General and administrative expense	18,118	13,629	53,444	49,448
Product development expense	2,077	1,427	5,451	4,295
Total non-cash compensation expense	$22,885	$17,058	$66,053	$59,651

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$679,311	$742,099
Marketable securities	185,681	563,997
Accounts receivable, net	154,401	119,581
Other current assets	104,748	118,308
Total current assets	1,124,141	1,543,985

Property and equipment, net	260,003	267,928
Goodwill	1,337,889	989,493
Intangible assets, net	398,040	245,044
Long-term investments	177,627	200,721
Other non-current assets	250,627	192,383
TOTAL ASSETS	$3,548,327	$3,439,554

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$59,029	$56,375
Deferred revenue	104,844	78,175
Accrued expenses and other current liabilities	329,405	222,323
Total current liabilities	493,278	356,873

Long-term debt	95,844	95,844
Income taxes payable	467,878	475,685
Other long-term liabilities	71,370	20,350

Redeemable noncontrolling interests	19,095	59,869

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	230	226
Class B convertible common stock	16	16
Additional paid-in capital	11,588,762	11,428,749
Accumulated deficit	(526,551)	(652,018)
Accumulated other comprehensive income	12,137	17,546
Treasury stock	(8,768,096)	(8,363,586)
Total IAC shareholders’ equity	2,306,498	2,430,933
Noncontrolling interests	94,364	—
Total shareholders’ equity	2,400,862	2,430,933
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,548,327	$3,439,554

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IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Nine Months Ended September 30,
	2011	2010

Cash flows from operating activities attributable to continuing operations:
Net earnings	$125,413	$11,156
Less: loss from discontinued operations, net of tax	8,358	12,108
Earnings from continuing operations	133,771	23,264
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Non-cash compensation expense	66,053	59,651
Depreciation	43,373	47,016
Amortization of intangibles	9,195	10,232
Deferred income taxes	(44,548)	6,113
Equity in losses of unconsolidated affiliates	25,677	27,162
Gain on sales of investments	(1,861)	(3,989)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(27,494)	(18,967)
Other current assets	9,005	(5,888)
Accounts payable and other current liabilities	15,512	17,020
Income taxes payable	6,173	21,741
Deferred revenue	26,668	14,471
Other, net	8,042	10,250
Net cash provided by operating activities attributable to continuing operations	269,566	208,076
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(278,469)	(17,334)
Capital expenditures	(27,346)	(31,327)
Proceeds from maturities and sales of marketable debt securities	528,170	607,127
Purchases of marketable debt securities	(154,718)	(600,993)
Proceeds from sales of investments	14,021	5,325
Purchases of long-term investments	(84,441)	(1,630)
Dividend received from Meetic	—	11,355
Other, net	(11,436)	(127)
Net cash used in investing activities attributable to continuing operations	(14,219)	(27,604)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(389,566)	(537,824)
Issuance of common stock, net of withholding taxes	62,045	13,263
Excess tax benefits from stock-based awards	22,878	6,551
Other, net	(3,699)	46
Net cash used in financing activities attributable to continuing operations	(308,342)	(517,964)
Total cash used in continuing operations	(52,995)	(337,492)
Total cash used in discontinued operations	(7,379)	(5,625)
Effect of exchange rate changes on cash and cash equivalents	(2,414)	(666)
Net decrease in cash and cash equivalents	(62,788)	(343,783)
Cash and cash equivalents at beginning of period	742,099	1,245,997
Cash and cash equivalents at end of period	$679,311	$902,214

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Nine Months Ended September 30,
	2011	2010
Net cash provided by operating activities attributable to continuing operations	$269.6	$208.1
Capital expenditures	(27.3)	(31.3)
Tax payments related to the dividend received from Meetic	—	3.5
Free Cash Flow	$242.2	$180.3

For the nine months ended September 30, 2011, Free Cash Flow increased by $62.0 million from the prior year period due to higher income and lower capital expenditures. The prior year period benefited from cash income tax refunds versus cash income tax payments in 2011.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net earnings attributable to IAC shareholders	$64,973	$17,509	$125,467	$12,395
Non-cash compensation expense	22,885	17,058	66,053	59,651
Amortization of intangibles	4,538	2,302	9,195	10,232
Meetic mark-to-market loss	11,728	—	11,728	—
Decrease in the fair value of derivatives related to the Expedia spin-off	—	—	—	43
Gain on sale of VUE interests and related effects	1,756	1,760	5,010	5,243
Discontinued operations, net of tax	3,922	4,795	8,358	12,108
Impact of income taxes and noncontrolling interests	(55,073)	(7,903)	(72,667)	(33,645)
Adjusted Net Income	$54,729	$35,521	$153,144	$66,027

GAAP Basic weighted average shares outstanding	84,613	103,152	87,898	109,580
Options, warrants and RSUs, treasury method	9,129	3,076	6,992	3,288
GAAP Diluted weighted average shares outstanding	93,742	106,228	94,890	112,868
Options, warrants and RSUs, treasury method not included in diluted shares above	—	—	—	—
Impact of RSUs	3,621	2,098	3,451	2,110
Adjusted EPS shares outstanding	97,363	108,326	98,341	114,978

Diluted earnings per share	$0.69	$0.16	$1.32	$0.11

Adjusted EPS	$0.56	$0.33	$1.56	$0.57

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance and market-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2011
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$45.8	$—	$(0.8)	$45.0
Match (a)	40.2	(0.4)	(3.1)	36.7
ServiceMagic	7.4	—	(0.4)	7.0
Media & Other	(3.2)	(0.3)	(0.2)	(3.7)
Corporate	(16.1)	(22.2)	—	(38.3)
Total	$74.2	$(22.9)	$(4.5)	$46.7

(a) Includes the results of Meetic from September 1, 2011
Meetic	$(3.0)	$(0.4)	$(2.0)	$(5.5)

Supplemental: Depreciation
Search	$11.2
Match	2.5
ServiceMagic	1.1
Media & Other	0.7
Corporate	2.1
Total depreciation	$17.5

	For the three months ended September 30, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$29.3	$(0.1)	$(0.3)	$28.9
Match	39.4	—	(1.2)	38.1
ServiceMagic	6.7	—	(0.5)	6.2
Media & Other	(2.2)	(0.4)	(0.2)	(2.8)
Corporate	(16.1)	(16.6)	—	(32.7)
Total	$57.0	$(17.1)	$(2.3)	$37.7

Supplemental: Depreciation
Search	$8.2
Match	2.6
ServiceMagic	1.0
Media & Other	0.6
Corporate	2.2
Total depreciation	$14.6

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IAC RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

(unaudited; $ in millions; rounding differences may occur)

	For the nine months ended September 30, 2011
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$145.8	$—	$(1.4)	$144.4
Match (b)	107.5	(0.4)	(6.0)	101.1
ServiceMagic	20.2	—	(1.1)	19.1
Media & Other	(9.7)	(0.3)	(0.7)	(10.7)
Corporate	(46.3)	(65.3)	—	(111.6)
Total	$217.6	$(66.1)	$(9.2)	$142.3

(b) Includes the results of Meetic from September 1, 2011
Meetic	$(3.0)	$(0.4)	$(2.0)	$(5.5)

Supplemental: Depreciation
Search	$24.5
Match	7.1
ServiceMagic	3.3
Media & Other	2.1
Corporate	6.4
Total depreciation	$43.4

	For the nine months ended September 30, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$92.9	$(0.3)	$(1.0)	$91.5
Match	83.3	0.2	(6.1)	77.3
ServiceMagic	15.7	—	(1.3)	14.3
Media & Other	(7.2)	(0.7)	(1.8)	(9.7)
Corporate	(43.5)	(58.8)	—	(102.3)
Total	$141.1	$(59.7)	$(10.2)	$71.2

Supplemental: Depreciation
Search	$27.3
Match	8.5
ServiceMagic	3.0
Media & Other	1.7
Corporate	6.6
Total depreciation	$47.0

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IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, and (4) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) non-cash compensation expense, (2) amortization and impairment of intangibles, (3) goodwill impairment, (4) income or loss effects related to IAC’s former passive ownership in VUE, including the gain on sale, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off, (6) the reversal of a deferred tax liability associated with our 27% investment in Meetic, (7) the mark-to-market loss recorded upon achieving control of Meetic, (8) one-time items, and (9) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sale of IAC’s interests in VUE, PRC and HSE, an internal restructuring and dividends that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

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IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and performance-based RSUs. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for stock options and restricted stock units, are included on a treasury method basis, and for performance-based RSUs are included on a treasury method basis once the performance conditions are met.  We view the true cost of our restricted stock units and performance-based RSUs as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the exercise of certain stock options and vesting of restricted stock units and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of intangibles (including impairment of intangibles, if applicable) and goodwill impairment (if applicable) are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, technology and supplier agreements, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable are not ongoing costs of doing business.

Income or loss effects related to IAC’s former passive ownership in VUE, including the gain on sale are excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, which was sold for a gain in 2005, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off was excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which related to the Ask Convertible Notes and certain IAC warrants, were expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.

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OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Bridget Murphy

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Justine Sacco

(212) 314-7470 / (212) 314-7245

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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